SUB-ITEM 77K:  Changes in registrant’s certifying accountant

On August 17, 2009, the Fund’s Board of Directors approved Cohen Fund Audit Services, Ltd. (“Cohen”) as the independent registered public accounting firm to audit the Fund’s financial statements for fiscal year ending June 30, 2010, replacing Tait, Weller and Baker LLP (“TWB”), the Fund’s previous independent registered public accounting firm.  The decision to change accountants was recommended by the Audit Committee of the Board of Directors.

TWB’s reports on the Fund’s financial statements for the fiscal years ended June 30, 2008 and June 30, 2009 did not contain adverse opinions or disclaimers of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.  At no time from July 1, 2007 through August 17, 2009 were there any disagreements with TWB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of TWB, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the financial statements for such periods.

At no time preceding the engagement of Cohen did the Fund consult Cohen regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund’s financial statements.